Exhibit 99.1

PRESS RELEASE:

TEXAS UNITED BANCSHARES, INC.

July 19, 2006

TEXAS UNITED BANCSHARES, INC.

SECOND QUARTER EARNINGS UP 59.2%

•	Earnings Per Share Increases 18.2% to $0.39 (Diluted)

•	Named to the Russell 3000 Index

•	Record High Quarterly Earnings

•	Northwest Bancshares, Inc. Acquisition Completed

•	Organic Loan Growth Exceeds 18% (Annualized)

•	Net Interest Margin climbs to 5.03%

Second Quarter 2006 Highlights:

•	The Company completed the acquisition of Northwest Bancshares, Inc. (Northwest), Roanoke, Texas, on April 1, 2006. In connection with the acquisition, the Company issued approximately 984,906 shares of its common stock and paid approximately $12.4 million in cash to shareholders of Northwest in exchange for all of the outstanding shares of Northwest common stock. As of March 31, 2006, Northwest had five branch locations and had total assets of $133.0 million, total loans of $107.2 million, total deposits of $121.2 million and shareholders’ equity of $11.3 million.

•	The Company closed seven underperforming mortgage loan production offices that had been acquired as part of the Community Home Loan acquisition in 2004. This resulted in a write-down of $500,000 in goodwill recorded as part of the acquisition. This was the only charge related to the closings.

•	Equity based compensation expense for the second quarter of 2006 was $493,000 (stock appreciation rights expense contributed $366,000 of this total).

•	The Company repositioned approximately $3.6 million in investment securities as part of an ongoing yield improvement strategy resulting in approximately $134,000 in securities losses for the second quarter of 2006.

LA GRANGE, Texas, July 19, 2006. — Texas United Bancshares, Inc. (NASDAQ: TXUI), a community banking organization and parent company of State Bank, La Grange, Texas, GNB Financial, n.a., Gainesville, Texas, Gateway National Bank, Dallas, Texas, and Northwest Bank, Roanoke, Texas, today reports record net earnings of $4.2 million for the second quarter ended June 30, 2006, an increase of $1.5 million or 59.2% compared with $2.6 million for the second quarter of 2005. Diluted earnings per share for the second quarter of 2006 were $0.39, an increase of $0.06 per diluted share or 18.2% compared with $0.33 per diluted share for the second quarter of 2005. Net earnings for the six months ended June 30, 2006 were $8.0 million, an increase of $2.5 million or 47.0% compared with $5.4 million for the same six months of 2005. Diluted earnings per share for the six months ended June 30, 2006 were $0.78, an increase of $0.10 per diluted share or 14.7% compared with $0.68 per diluted share for the same six months of 2005.

Results of Operations:

Net Interest Income. Net interest income, before the provision for loan losses, for the second quarter of 2006 was $19.3 million, an increase of $6.4 million or 49.2% compared with $12.9 million for the second quarter of 2005. The net interest margin for the second quarter of 2006 was 5.03%, an improvement of 15 basis points compared with 4.88% for the second quarter of 2005. Net interest income, before the provision for loan losses, for the six months ended June 30, 2006 was $35.8 million, an increase of $10.8 million or 43.1% compared with $25.0 million for the same six months of 2005. The net interest margin for the six months ended June 30, 2006 was 4.98%, an improvement of 10 basis points compared with 4.88% for the same six months of 2005.

The increases in net interest income and the improvements in the net interest margin for the three and six months ended June 30, 2006, compared with the same three and six months ended June 30, 2005, were primarily due to higher yields on earning-assets as a result of increased market interest rates and larger earning-asset volumes as a result of acquisitions and continued internal growth. This was partially offset by increased pricing pressures on interest-bearing liabilities, higher market interest rates and increased interest-bearing liability volumes. As long market interest rates remain at current levels or increase, the Company’s net interest margin is anticipated to remain consistent, but may experience pressure should market interest rates decline.

Interest Income. Interest income from average earning-assets for the second quarter ended June 30, 2006 was $29.9 million, an increase of $12.1 million or 68.0% compared with $17.8 million for the second quarter of 2005. Average earning-assets for the second quarter ended June 30, 2006 were $1.539 billion, an increase of $476.1 million or 44.8% compared with average earning-assets of $1.063 billion for the second quarter of 2005. The yield on average earning-assets for the second quarter ended June 30, 2006 was 7.78%, an increase of 107 basis points compared with the yield on average earning-assets of 6.71% for the second quarter of 2005.

Interest income from average earning-assets for the six months ended June 30, 2006 was $54.9 million, an increase of $20.6 million or 60.0% compared with $34.3 million for the same six months of 2005. Average earning-assets for the six months ended June 30, 2006 were $1.449 billion, an increase of $415.1 million or 40.1% compared with average earning-assets of $1.034 billion for the same six months of 2005. The yield on average earning-assets for the six months ended June 30, 2006 was 7.64%, an increase of 95 basis points compared with the yield on average earning-assets of 6.69% for the same six months of 2005.

The increases in interest income for the three and six months ended June 30, 2006, compared with the same three and six months ended June 30, 2005, were primarily due to higher earning-assets, principally loan increases attributed to organic and acquired loan growth.

Interest Expense. Interest expense from average interest-bearing liabilities for the second quarter ended June 30, 2006 was $10.6 million, an increase of $5.7 million or 118.2% compared with $4.8 million for the second quarter of 2005. Average interest-bearing liabilities for the second quarter ended June 30, 2006 were $1.233 billion, an increase of $344.8 million or 38.8% compared with average interest-bearing liabilities of $888.4 million for the second quarter of 2005. The cost of average interest-bearing liabilities for the second quarter ended June 30, 2006 was 3.43%, an increase of 125 basis points compared with the cost of average interest-bearing liabilities of 2.18% for the second quarter of 2005.

Interest expense from average interest-bearing liabilities for the six months ended June 30, 2006 was $19.1 million, an increase of $9.8 million or 105.6% compared with $9.3 million for the same six months of 2005. Average interest-bearing liabilities for the six months ended June 30, 2006 were $1.173 billion, an increase of $307.8 million or 35.6% compared with average interest-bearing liabilities of $865.3 million for the same six months of 2005. The cost of average interest-bearing liabilities for the six months ended June 30, 2006 was 3.29%, an increase of 112 basis points compared with the cost of average interest-bearing liabilities of 2.17% for the same six months of 2005.

The increases in interest expense for the three and six months ended June 30, 2006, compared with the same three and six months ended June 30, 2005, were primarily due to increased pricing pressures on interest-bearing liabilities as a result of increased market interest rates on larger interest-bearing liability volumes. The larger interest-bearing liability volumes in both periods reflect continued internal growth and growth from the recent acquisitions of Gateway, Express and Northwest as mentioned above.

Noninterest Income. Total noninterest income for the second quarter ended June 30, 2006 was $6.7 million, an increase of $1.5 million or 28.2% compared with $5.2 million for the second quarter of 2005. Service charges on deposit accounts for the second quarter of 2006 were $3.1 million, an increase of $1.1 million or 55.8% compared with $2.0 million for the second quarter of 2005. Mortgage servicing revenue for the second quarter of 2006 was $451,000, an increase of $188,000 or 71.5% compared with $263,000 for the second quarter of 2005. Net gains on sales of loans for the second quarter of 2006 were $1.9 million, a decrease of $533,000 or 22.3% compared with $2.4 million for the second quarter of 2005. Other noninterest income for the second quarter of 2006 was $1.5 million, an increase of $770,000 or 109.4% compared with the second quarter of 2005.

Total noninterest income for the six months ended June 30, 2006 was $13.5 million, an increase of $1.9 million or 16.7% compared with $11.5 million for the same six months of 2005. Service charges on deposit accounts for the six months ended June 30, 2006 were $5.6 million, an increase of $1.8 million or 47.4% compared with $3.8 million for the same six months of 2005. Mortgage servicing revenue for the six months ended June 30, 2006 was $677,000, an increase of $118,000 or 21.1% compared with $559,000 for the same six months of 2005. Net gains on sales of loans for the six months ended June 30, 2006 were $3.6 million, a decrease of $1.4 million or 28.0% compared with $5.0 million for the same six months of 2005. The decrease in net gains on sales of loans, was primarily due to lower mortgage origination volumes as a result of increasing market interest rates.

The increases in total noninterest income for the three and six months ended June 30, 2006, compared with the same three and six months ended June 30, 2005, were primarily the result of increased service charge and fee-based revenues received on an expanded customer base as a result of internal growth and the recent acquisitions. This is evidenced by the higher volumes and the increased number of loan and deposit accounts in 2006 compared with 2005.

Noninterest Expense. Total noninterest expense for the second quarter ended June 30, 2006 was $19.3 million, an increase of $6.1 million or 46.2% compared with $13.2 million for the second quarter of 2005. Salaries and benefits expense for the second quarter of 2006 was $10.8 million, an increase of $2.6 million or 32.2% compared with $8.2 million for the second quarter of 2005. Occupancy expense for the second quarter of 2006 was $2.8 million, an increase of $854,000 or 43.4% compared with $2.0 million for the second quarter of 2005. Other noninterest expense for the second quarter of 2006 was $5.7 million, an increase of $2.6 million or 85.5% compared with $3.0 million for the second quarter of 2005.

Included in other noninterest expense for the second quarter of 2006 is $500,000 associated with a goodwill write-down resulting from the closing of seven underperforming mortgage loan production offices. Additionally, included in salaries and benefits expense for the second quarter of 2006 is $366,000 of stock appreciation rights expense, $39,600 of stock option expense, $88,225 of restricted stock expense and $470,000 of incentive compensation expense related to projected 2006 performance incentives.

Total noninterest expense for the six months ended June 30, 2006 was $36.4 million, an increase of $9.7 million or 36.6% compared with $26.6 million for the same six months of 2005. Salaries and benefits expense for the six months ended June 30, 2006 was $21.0 million, an increase of $5.8 million or 38.0% compared with $15.2 million for the same six months of 2005. Occupancy expense for the six months ended June 30, 2006 was $5.2 million, an increase of $1.5 million or 38.6% compared with $3.8 million for the same six months of 2005. Other noninterest expense for the six months ended June 30, 2006 was $10.1 million, an increase of $2.5 million or 32.7% compared with $7.6 million for the same six months of 2005.

The increase in total noninterest expense for the three and six months ended June 30, 2006, compared with the same three and six months ended June 30, 2005, reflects the impact of the Company’s acquisition activities which includes the acquisitions of Gateway, Express and Northwest.

Financial Condition:

Total Assets. Total assets at June 30, 2006 were $1.818 billion, an increase of $265.8 million or 17.1% compared with $1.552 billion at December 31, 2005 and an increase of $576.3 million or 46.4% compared with $1.242 billion at June 30, 2005. The return on average assets for the second quarter ended June 30, 2006 was 0.93%, an increase of 7 basis points compared with 0.86% for the second quarter of 2005.

Loans. Total loans (including loans held for sale) at June 30, 2006 were $1.255 billion, an increase of $223.4 million or 21.6% compared with total loans of $1.032 billion at December 31, 2005 and an increase of $468.5 million or 59.6% compared with total loans of $786.7 million at June 30, 2005. On April 1, 2006, the Company acquired approximately $107.2 million of loans in connection with the acquisition of Northwest Bank.

Asset Quality. Nonperforming assets consist of nonaccrual loans, accruing loans ninety days or more past-due, and other real estate and repossessed assets. At June 30, 2006 total nonperforming assets were $6.5 million or 0.36% of total assets, a decrease of $530,000 or 7.5% compared with nonperforming assets of $7.1 million or 0.46% of total assets at December 31, 2005 and an increase of $885,000 or 15.6% compared with nonperforming assets of $5.7 million or 0.46% of total assets at June 30, 2005.

Nonperforming loans (nonaccrual loans and accruing loans ninety days or more past-due) at June 30, 2006 totaled $5.0 million or 0.40% of total loans, an increase of $305,000 or 6.5% compared with nonperforming loans of $4.7 million or 0.46% of total loans at December 31, 2005 and an increase of $256,000 or 5.4% compared with nonperforming loans of $4.8 million or 0.61% of total loans at June 30, 2005.

Other real estate and repossessed assets at June 30, 2006 totaled $1.5 million, a decrease of $835,000 or 35.4% compared with other real estate and repossessed assets of $2.4 million at December 31, 2005, and an increase of $629,000 or 70.2% compared with other real estate and repossessed assets of $896,000 at June 30, 2005.

Net charge-offs for the second quarter of 2006 were $471,000 or 0.15% of average loans, a decrease of $118,000 or 20.0% compared with net charge-offs for the second quarter of 2005 of $589,000 or 0.30% of average loans. Net charge-offs for the six months ended June 30, 2006 were $1.2 million or 0.21% of average loans, an increase of $129,000 or 12.1% compared with net charge-offs for the six months ended June 30, 2005 of $1.1 million or 0.15% of average loans. The allowance for loan losses at June 30, 2006 was $11.0 million or 0.88% of total loans, an increase of $1.4 million or 14.6% compared with $9.6 million or 0.93% of total loans at December 31, 2005, and an increase of $3.6 million or 48.9% compared with $7.4 million or 0.94% of total loans at June 30, 2005. The ratio of the allowance for loan losses to nonperforming loans at June 30, 2006 was 218.98% compared with 203.39% at December 31, 2005 and compared with 154.94% at June 30, 2005.

Deposits. Total deposits at June 30, 2006 were $1.323 billion, an increase of $201.1 million or 17.9% compared with total deposits of $1.121 billion at December 31, 2005 and an increase of $420.2 million or 46.6% compared with total deposits of $902.4 million at June 30, 2005. On April 1, 2006, the Company acquired approximately $121.2 million of deposits in connection with the acquisition of Northwest Bank.

Shareholders’ Equity. Shareholders’ equity at June 30, 2006 was $169.3 million, an increase of $31.4 million or 22.8% compared with shareholders’ equity of $137.9 million at December 31, 2005, and an increase of $61.9 million or 57.6% compared with shareholders’ equity of $107.4 million at June 30, 2005. The return on average tangible equity for the second quarter of 2006 was 26.32%, an increase of 779 basis points from 18.53% for the second quarter of 2005. At June 30, 2006, there were 10,689,560 shares of Company common stock outstanding.

Texas United Bancshares, Inc. is a registered financial holding company listed on the NASDAQ National Market under the symbol “TXUI.” The Company operates through four wholly-owned subsidiary banks, State Bank, GNB Financial, n.a., Gateway National Bank and Northwest Bank, each of which offer a complete range of banking services. State Bank is headquartered in La Grange, Texas with 25 full-service banking centers located in central and south central Texas. GNB Financial is headquartered in Gainesville, Texas with seven full-service banking centers located in Cooke, Denton and Ellis counties, north and south of the Dallas-Fort Worth metroplex. Gateway National Bank is headquartered in Dallas, Texas with six Dallas area full-service banking centers. Northwest Bank is located in Roanoke, Texas with five full-service banking centers located in and around the Dallas-Fort Worth metroplex. In addition, State Bank operates three mortgage loan production offices and five limited service branches located in and around the Houston, San Antonio and Austin, Texas metropolitan areas.

Forward-Looking Statements:

Except for historical information, certain of the matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, the following: general business and economic conditions in the markets Texas United serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; changes in the interest rate environment which could reduce Texas United’s net interest margin; acquisition integration may be more difficult than anticipated; legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; competitive factors may increase, including product and pricing pressures among financial services organizations; and changes in accounting principles, policies or guidelines. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in Texas United’s reports and registration statements filed with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements contained in this release.

Contact:

Jeffrey A. Wilkinson

Executive Vice President and Chief Financial Officer

979-968-8451

jeff.wilkinson@statebanktx.com

TEXAS UNITED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2006	December 31, 2005	June 30, 2005
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$66,548	$61,766	$36,927
Federal funds sold and other temporary investments	9,660	33,620	4,085

Total cash and cash equivalents	76,208	95,386	41,012
Securities available for sale, at fair value	255,051	243,011	291,631
Securities held to maturity, at cost	25,582	26,163	12,825

Total loans, including loans held for sale	1,255,217	1,031,838	786,675
Allowance for loan losses	(10,995)	(9,592)	(7,383)

Total loans, net	1,244,222	1,022,246	779,292

Premises and equipment, net	64,124	53,610	42,288
Accrued interest receivable	10,100	7,433	6,114
Goodwill	86,468	63,396	40,117
Core deposit intangibles, net	12,442	8,847	4,969
Mortgage servicing rights, net	5,188	4,878	4,738
Other assets	38,910	27,489	19,017

Total assets	$1,818,295	$1,552,459	$1,242,003

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$377,022	$317,723	$212,516
Interest-bearing	945,522	803,699	689,840

Total deposits	1,322,544	1,121,422	902,356
Securities sold under repurchase agreements	10,112	7,120	6,367
Federal funds purchased	30,807	21,901	31,921
Junior subordinated deferrable interest debentures	49,996	37,624	17,520
Borrowings	220,278	205,755	164,529
Other liabilities	15,260	20,724	11,865

Total liabilities	1,648,997	1,414,546	1,134,558

SHAREHOLDERS’ EQUITY
Common stock	10,647	9,210	7,811
Additional paid-in capital	128,546	102,682	75,978
Retained earnings	36,379	30,045	26,087
Accumulated other comprehensive loss	(6,157)	(3,907)	(2,314)
Less treasury stock, at cost	(117)	(117)	(117)

Total shareholders’ equity	169,298	137,913	107,445

Total liabilities and shareholders’ equity	$1,818,295	$1,552,459	$1,242,003

TEXAS UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	(Unaudited)
	For The Three Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005
INTEREST INCOME
Loans	$26,613	$21,935	$14,840
Investment securities—taxable	2,539	2,432	2,810
Investment securities—tax-exempt	441	372	97
Federal funds sold and other temporary investments	267	301	31

Total interest income	29,860	25,040	17,778

INTEREST EXPENSE
Deposits	6,709	5,437	3,350
Federal funds purchased	231	102	331
Borrowings	2,588	2,245	738
Securities sold under repurchase agreements	59	39	26
Junior subordinated deferrable interest debentures	965	759	391

Total interest expense	10,552	8,582	4,836

Net interest income, before provision for loan losses	19,308	16,458	12,942
Provision for loan losses	635	560	1,041

Net interest income, after provision for loan losses	18,673	15,898	11,901

NONINTEREST INCOME
Service charges on deposit accounts	3,082	2,536	1,978
Mortgage servicing revenue	451	226	263
Net (loss) gain on sale of securities	(134)	2	(84)
Net gain on sale of loans	1,852	1,732	2,385
Other noninterest income	1,474	2,253	704

Total noninterest income	6,725	6,749	5,246

NONINTEREST EXPENSE
Salaries and benefits	10,818	10,217	8,180
Occupancy	2,824	2,410	1,970
Other noninterest expense	5,652	4,458	3,047

Total noninterest expense	19,294	17,085	13,197

Earnings before provision for income tax expense	6,104	5,562	3,950
Provision for income tax expense	1,946	1,762	1,338

Net earnings	$4,158	$3,800	$2,612

Earnings per common share:
Basic	$0.39	$0.40	$0.33
Diluted	$0.39	$0.40	$0.33

Dividends per common share	$0.08	$0.08	$0.08

Weighted average shares outstanding—basic	10,576	9,447	7,805
Weighted average shares outstanding—diluted	10,753	9,583	7,964

TEXAS UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	(Unaudited)
	For The Six Months Ended June 30,
	2006	2005
INTEREST INCOME
Loans	$48,548	$28,499
Investment securities—taxable	4,969	5,577
Investment securities—tax-exempt	815	194
Federal funds sold and other temporary investments	568	39

Total interest income	54,900	34,309

INTEREST EXPENSE
Deposits	12,146	6,427
Federal funds purchased	333	507
Borrowings	4,833	1,547
Securities sold under repurchase agreements	98	46
Junior subordinated deferrable interest debentures	1,724	781

Total interest expense	19,134	9,308

Net interest income, before provision for loan losses	35,766	25,001
Provision for loan losses	1,195	1,763

Net interest income, after provision for loan losses	34,571	23,238

NONINTEREST INCOME
Service charges on deposit accounts	5,618	3,812
Mortgage servicing revenue	677	559
Net loss on sale of securities	(132)	(122)
Net gain on sale of loans	3,584	4,975
Other noninterest income	3,727	2,319

Total noninterest income	13,474	11,543

NONINTEREST EXPENSE
Salaries and benefits	21,035	15,241
Occupancy	5,234	3,775
Other noninterest expense	10,110	7,620

Total noninterest expense	36,379	26,636

Earnings before provision for income tax expense	11,666	8,145
Provision for income tax expense	3,708	2,731

Net earnings	$7,958	$5,414

Earnings per common share:
Basic	$0.79	$0.69
Diluted	$0.78	$0.68

Dividends per common share	$0.16	$0.16

Weighted average shares outstanding—basic	10,012	7,802
Weighted average shares outstanding—diluted	10,146	7,966

TEXAS UNITED BANCSHARES, INC.

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)

	Quarterly (Unaudited)							Year Ended December 31,
	2006			2005
	6 Months	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	2005

EARNINGS
Interest income	$54,900	$29,860	$25,040	$21,703	$19,875	$17,778	$16,531	$75,735
Interest expense	19,134	10,552	8,582	6,980	6,121	4,836	4,472	22,769

Net interest income, before provision for loan losses	35,766	19,308	16,458	14,723	13,754	12,942	12,059	52,966
Provision for loan losses	1,195	635	560	1,040	1,035	1,041	722	3,838

Net interest income, after provision for loans losses	34,571	18,673	15,898	13,683	12,719	11,901	11,337	49,128
Noninterest income	13,474	6,725	6,749	5,753	6,420	5,246	6,297	24,662
Noninterest expense	36,379	19,294	17,085	15,368	15,202	13,197	13,439	57,640

Net earnings, before provision for income taxes	11,666	6,104	5,562	4,068	3,937	3,950	4,195	16,150
Provision for income taxes	3,708	1,946	1,762	1,436	1,247	1,338	1,393	5,414

Net earnings	$7,958	$4,158	$3,800	$2,632	$2,690	$2,612	$2,802	$10,736

Basic earnings per share	$0.79	$0.39	$0.40	$0.32	$0.34	$0.33	$0.36	$1.35
Diluted earnings per share	$0.78	$0.39	$0.40	$0.31	$0.34	$0.33	$0.35	$1.31

Weighted average basic shares outstanding (in 000’s)	10,012	10,576	9,447	8,298	7,815	7,805	7,798	7,930
Weighted average diluted shares outstanding (in 000’s)	10,146	10,753	9,583	8,555	7,979	7,964	7,968	8,184
Shares outstanding at end of period (in 000’s)	10,690	10,690	9,634	9,204	7,845	7,805	7,805	9,204

PERFORMANCE RATIOS
Return on average assets	0.95%	0.93%	0.98%	0.77%	0.84%	0.86%	0.97%	0.87%
Return on average equity	10.28%	9.89%	10.74%	8.87%	10.01%	9.88%	10.66%	9.80%
Return on average tangible equity	24.77%	26.32%	23.25%	17.75%	18.44%	18.53%	20.34%	18.53%
Net interest margin	4.98%	5.03%	4.91%	4.94%	4.85%	4.88%	4.87%	4.92%
Efficiency ratio, gross	73.68%	73.73%	73.62%	75.11%	75.79%	72.56%	73.06%	74.09%
Efficiency ratio, net	71.40%	71.29%	69.99%	73.21%	74.03%	70.61%	71.54%	72.40%
Full-time equivalent employees	664	664	629	628	573	595	557	628

CAPITAL
Average equity to average assets	9.26%	9.38%	9.12%	8.72%	8.41%	8.75%	9.08%	8.93%
Book value per share	$15.84	$15.84	$15.18	$14.95	$13.89	$13.75	$13.35	$14.95
Tangible book value per share	$6.58	$6.58	$7.11	$7.13	$8.17	$7.99	$7.55	$7.12
Cash dividends per share	$0.16	$0.08	$0.08	$0.08	$0.08	$0.08	$0.08	$0.32
Dividend payout ratio	20.4%	20.6%	20.2%	28.0%	23.3%	23.9%	22.3%	24.3%

ASSET QUALITY
Gross charge-offs	$1,630	$694	$936	$1,282	$833	$857	$684	$3,656
Recoveries from charge-offs	$(436)	$(223)	$(213)	$(201)	$(249)	$(268)	$(208)	$(926)

Net charge-offs	$1,194	$471	$723	$1,081	$584	$589	$476	$2,730
Net charge-offs to average loans	0.21%	0.15%	0.28%	0.47%	0.28%	0.30%	0.27%	0.35%
Allowance for loan losses	$10,995	$10,995	$9,886	$9,592	$7,835	$7,383	$6,931	$9,592
Allowance for loan losses to total loans	0.88%	0.88%	0.90%	0.93%	0.92%	0.94%	0.96%	0.93%
Allowance for loan losses to nonperforming loans	218.98%	218.98%	195.49%	203.39%	158.19%	154.94%	216.05%	203.39%
Loan to deposit ratio	94.91%	94.91%	91.04%	92.01%	96.27%	87.18%	82.44%	92.01%
Nonaccural loans	$3,479	$3,479	$3,303	$2,544	$2,804	$2,272	$1,696	$2,544
Loans accruing 90 days or more past due	$1,542	$1,542	$1,754	$2,172	$2,149	$2,493	$1,512	$2,172

Total nonperforming loans	$5,021	$5,021	$5,057	$4,716	$4,953	$4,765	$3,208	$4,716
Other real estate and repossessed assets	$1,525	$1,525	$1,260	$2,360	$1,167	$896	$641	$2,360
Total nonperforming assets	$6,546	$6,546	$6,317	$7,076	$6,120	$5,661	$3,849	$7,076
Nonperforming loans to total loans	0.40%	0.40%	0.46%	0.46%	0.58%	0.61%	0.44%	0.46%
Nonperforming assets to total assets	0.36%	0.36%	0.39%	0.46%	0.49%	0.46%	0.33%	0.46%

END OF PERIOD BALANCES
Loans, including loans held for sale	$1,255,217	$1,255,217	$1,096,975	$1,031,838	$847,861	$786,675	$725,724	$1,031,838
Total earning assets (before allowance for loan losses)	1,545,511	1,545,511	1,398,553	1,334,632	1,102,692	1,084,723	1,035,947	1,334,632
Total assets	1,818,295	1,818,295	1,630,403	1,552,459	1,255,522	1,242,003	1,180,166	1,552,459
Deposits	1,322,544	1,322,544	1,204,948	1,121,422	880,728	902,356	880,306	1,121,422
Shareholders’ equity	169,298	169,298	146,221	137,913	108,986	107,445	104,177	137,913
Tangible equity	70,388	70,388	68,479	65,670	64,086	62,359	58,905	65,670

AVERAGE BALANCES
Loans, including loans held for sale	$1,141,471	$1,227,693	$1,054,888	$914,300	$822,938	$754,879	$699,763	$783,512
Total earning assets (before allowance for loan losses)	1,449,161	1,539,293	1,358,493	1,183,377	1,124,095	1,063,221	1,004,551	1,076,767
Total assets	1,686,365	1,797,737	1,574,542	1,350,593	1,267,287	1,212,045	1,157,872	1,227,298
Deposits	1,239,482	1,320,435	1,158,407	954,579	885,055	895,889	884,117	887,786
Shareholders’ equity	156,123	168,690	143,556	117,756	106,598	106,065	105,190	109,591
Tangible equity	70,510	69,629	71,396	63,802	61,880	60,804	59,831	62,268

TEXAS UNITED BANCSHARES, INC.

CONSOLIDATED YIELD/RATE ANALYSIS

(Unaudited)

	For the Three Months Ended June 30,
	2006			2005
	Average Outstanding Balance	Interest Earned / Paid	Average Yield / Rate	Average Outstanding Balance	Interest Earned / Paid	Average Yield / Rate
	(Dollars in Thousands)
ASSETS
Interest-earning assets:
Total loans	$1,227,693	$26,613	8.69%	$754,879	$14,840	7.89%
Taxable securities	246,240	2,539	4.14%	291,541	2,810	3.87%
Tax-exempt securities	43,779	441	4.04%	12,488	97	3.12%
Federal funds sold	21,580	267	4.96%	4,313	31	2.88%

Total interest-earning assets	1,539,292	29,860	7.78%	1,063,221	17,778	6.71%
Less: allowance for loan losses (ALL)	(11,123)			(7,014)

Total interest-earning assets, net of ALL	1,528,169			1,056,207
Noninterest-earning assets	269,568			155,838

Total assets	$1,797,737			$1,212,045

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Interest-bearing demand deposits	$235,404	$984	1.68%	$218,768	$715	1.31%
Saving and money market accounts	289,484	1,565	2.17%	157,162	504	1.29%
Time deposits	421,295	4,160	3.96%	317,519	2,131	2.69%
Federal funds purchased	18,291	231	5.07%	37,038	331	3.58%
Junior subordinated deferrable interest debentures	49,996	965	7.74%	17,520	391	8.95%
Securities sold under repurchase agreements	13,252	59	1.79%	6,256	26	1.67%
Other borrowings	205,520	2,588	5.05%	134,168	738	2.21%

Total interest-bearing liabilities	1,233,242	10,552	3.43%	888,431	4,836	2.18%
Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	374,252			202,440
Other liabilities	21,553			15,109

Total liabilities	1,629,047			1,105,980
Shareholders’ equity	168,690			106,065

Total liabilities and shareholders’ equity	$1,797,737			$1,212,045

Net interest income		$19,308			$12,942

Net interest spread			4.38%			4.53%
Net interest margin			5.03%			4.88%

TEXAS UNITED BANCSHARES, INC.

CONSOLIDATED YIELD/RATE ANALYSIS

(Unaudited)

	For the Six Months Ended June 30,
	2006			2005
	Average Outstanding Balance	Interest Earned / Paid	Average Yield / Rate	Average Outstanding Balance	Interest Earned / Paid	Average Yield / Rate
	(Dollars in Thousands)
ASSETS
Interest-earning assets:
Total loans	$1,141,471	$48,548	8.58%	$727,491	$28,499	7.90%
Taxable securities	243,166	4,969	4.12%	293,104	5,577	3.84%
Tax-exempt securities	40,343	815	4.07%	10,599	194	3.69%
Federal funds sold	24,181	568	4.74%	2,848	39	2.76%

Total interest-earning assets	1,449,161	54,900	7.64%	1,034,042	34,309	6.69%
Less: allowance for loan losses (ALL)	(10,512)			(6,921)

Total interest-earning assets, net of ALL	1,438,649			1,027,121
Noninterest-earning assets	247,716			157,838

Total assets	$1,686,365			$1,184,959

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Interest-bearing demand deposits	$232,149	$1,872	1.63%	$229,304	$1,488	1.31%
Saving and money market accounts	278,626	2,987	2.16%	158,494	977	1.24%
Time deposits	389,913	7,287	3.77%	306,858	3,962	2.60%
Federal funds purchased	13,109	333	5.12%	27,521	507	3.71%
Junior subordinated deferrable interest debentures	45,872	1,724	7.58%	17,520	781	8.99%
Securities sold under repurchase agreements	9,916	98	1.99%	5,874	46	1.58%
Other borrowings	203,473	4,833	4.79%	119,722	1,547	2.61%

Total interest-bearing liabilities	1,173,058	19,134	3.29%	865,293	9,308	2.17%
Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	338,794			195,364
Other liabilities	18,390			18,467

Total liabilities	1,530,242			1,079,124
Shareholders’ equity	156,123			105,835

Total liabilities and shareholders’ equity	$1,686,365			$1,184,959

Net interest income		$35,766			$25,001

Net interest spread			4.35%			4.52%
Net interest margin			4.98%			4.88%